AMENDMENT NO. 5 TO
MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 5 TO MASTER SERVICES AGREEMENT (this “Amendment”) is effective as of June 1, 2026, and is made by and between Spirit of America Investment Fund, Inc., a Maryland corporation (the “Company”), and Ultimus Fund Solutions, LLC, a limited liability company organized under the laws of the state of Ohio (“Ultimus”)(each a “Party” and collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated June 1, 2019, as amended (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as herein described.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:

I.	Amendments.

1.	Section 8.1 of the Agreement hereby is deleted in its entirety and replaced with the following:

8.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of three (3) years from June 1, 2026 (the “Initial Term”).

2.	Fund Accounting and Fund Administration Fee Letter to the Agreement hereby is deleted in its entirety and replaced with Fund Accounting and Fund Administration Fee Letter attached hereto.

II.	Miscellaneous.

1.	Except as hereby amended, the Agreement shall remain in full force and effect.

2.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

SPIRIT OF AMERICA INVESTMENT FUND, INC.		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ David Lerner	By:	/s/ Gary Tenkman
	David Lerner		Gary Tenkman
	President		Chief Executive Officer

Fund Accounting and Fund Administration Fee Letter
for
the Funds listed on Schedule A
each a series of

Spirit of America Investment Fund, Inc.

This Fund Accounting and Fund Administration Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Spirit of America Investment Fund, Inc. (the “Company”), for each of its series listed on Schedule A (each a “Fund”), pursuant to that certain Master Services Agreement dated June 1, 2019, and the Fund Accounting Addendum dated June 1, 2019, and the Fund Administration Addendum dated as of June 1, 2019 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

For the Fund Accounting Services and the Fund Administration Services provided under the Fund Accounting Addendum and the Fund Administration Addendum, respectively, Ultimus shall be entitled to receive from the Company on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

1.1.	Base Fees

Annual Basis Point Fees:

[REDACTED]% for the first $250 million in average net assets of the Company;

[REDACTED]% from $250 million to $500 million in average net assets of the Company;

[REDACTED]% from $500 million to $1 billion in average net assets of the Company;

[REDACTED]% over $1 billion in average net assets of the Company.

[i]	Fees do not include out-of-pocket expenses which include but are not limited to: postage, special reports, proxies, insurance, auditing fees, legal fees, bank fees, record storage, federal and state regulatory filing fees, and all other expenses incurred on behalf of the Company or its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

[ii]	(a) The above fees, when added to the fees payable under the Transfer Agency and Shareholder Services Fee Schedule, dated as of December 13, 2023, will be subject to an annual minimum of $_____ with respect to the Company. If a new Fund is added or an existing Fund is liquidated, the annual minimum fee will be increased or decreased by $_____.

(b) Fees for CCO support services are included in the annual basis point fees above.

1.2.	Forms N-CEN and N-PORT

The Company or Fund agrees to pay Ultimus a one-time implementation fee of $_____ per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 22e-4 under the 1940 Act. In addition, the Company or Fund agrees to pay Ultimus an annual fee as follows:

	Number of Securities	Annual Fee

Equity Funds*	Less than 500	$____ plus out of pocket charges
	501 to 2,000	$____ plus out of pocket charges
	Over 2,000	TBD

Fixed Income Funds
	Less than 500	$____ plus out of pocket charges
	501 to 1,000	$____ plus out of pocket charges
	Over 1,000	TBD

*	Equity Fund is defined as any fund that has less than 25% debt exposure over the previous three-month period.

1.3.	Liquidity Risk Management Program

The Company agrees to pay Ultimus (i) a one-time implementation fee (payable in six equal installments) of $____ per investment adviser, commencing with the initial compliance date, for providing assistance in connection with the Company’s adoption of the Company’s Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4, (ii) an annual fee, based on the schedule below, for providing assistance in connection with the maintenance of the Company’s LRMP, and (iii) other related fees stated below.

Annual fee per investment adviser	$0

Assistance in Form N-LIQUID preparation and related Board notification	$___per event

1.4.	The fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Company agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Company’s default or prevent Ultimus from exercising any other rights and remedies available to it.

1.5.	Securities Pricing Fees:

The charges for primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change, irrespective of any other provision in this Fee Letter. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.0987
International Equity (Non Fair Value)	$0.1659
Corporate Bonds, CD’s, CP’s, Money Markets	$0.5940
High Yield Corporate Bonds, High Yield Municipal Bonds	$1.0160
MBS Bonds and MBS ARM’s	$0.7430
Government/Agency	$0.5750
Floating Rate MTN	$0.6150
Municipal Bonds	$0.8180
International Bond	$1.3388
ABS, ABS Home Equity, CMO Non-Agency Whole Loan ARMs, CMOs, and CMO Other ARMs	$1.3514
CMBS	$1.7609
CRE CDO & CLO Debt	$4.6494
Options (Listed)	$0.1166
Futures (Listed)	$0.3255
Leverage Loans/Bank loans [monthly]	$18.6984
Exchange Rates - Spot and Forwards	$0.8350
International Equity (Fair Value)	$0.8680
CDS & CDX Swaps [monthly]	$73.0412
CLO Equity/HTV CDO/Trust Preferred CDO	$17.6510

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Adviser Provided (other	$___ per month for each additional 10 manual
than odd lot pricing)	inputs
Odd Lot Pricing Fee	$___/Fund per month plus $___/odd lot security
per month

2.	Out-Of-Pocket Expenses

2.1.	In addition to the above fees, each Fund will reimburse Ultimus for the costs of the portfolio-price-quotation services utilized by such Fund for secondary security market quotes.

2.2.	In addition, the Company will also reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”).

4.	Fee Increases

After the one (1) year anniversary of the effective date of the Master Services Agreement, Ultimus may annually increase the annual minimum fee with respect to the Company listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1; provided that Ultimus gives 30-day notice of such increase to the Company by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then- current calendar year. Any CPI-U increases, since the effective date, not charged in any given year may be included in prospective CPI-U fee increases in future years.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

The parties duly executed this Fund Accounting and Fluid Administration Fee Letter dated as of June 1, 2026.

	Spirit of America Investment Fund, Inc.		Ultimus Fund Solutions, LLC
On behalf of all Fluids listed on Schedule A to the Master Services Agreement

By:	/s/ David Lerner	By:	/s/ Gary Tenkman
Name:	David Lerner	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer